Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

F45 TRAINING HOLDINGS INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

F45 Training Holdings Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding a new Article 12:

“12. Preferred Stock Conversion in Connection with 2020 Stock Sale. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, including Article 4, Section 4.1(d), in the event of any conversion of Preferred Stock held by MWIG LLC, a Delaware limited liability company (“MWIG”), in connection with the transactions contemplated by the Stock Purchase Agreement, dated as of December 30, 2020, by and among the Corporation, GIL SPE, LLC, a Delaware limited liability company, MWIG, L1 Capital Long Short Fund, an Australian domiciled Managed Investment Scheme, L1 Long Short Fund Limited, an Australian Public Company (Listed Investment Company), L1 Capital Global Opportunities Master Fund, an Exempted Company incorporated in the Cayman Islands with Limited Liability, and L1 Capital Long Short (Master) Fund, an Exempted Company incorporated in the Cayman Islands with Limited Liability, the Preferred Conversion Price applicable to such conversion shall equal $7.2014.”

2. The foregoing amendment was duly adopted and approved in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment the 30th day of December, 2020.

F45 TRAINING HOLDINGS INC.

By:	/s/ Patrick Grosso
Name: Patrick Grosso
Title: Secretary